PLEDGE AND ESCROW AGREEMENT

THIS PLEDGE AND ESCROW AGREEMENT (the “Agreement”) is made and entered into as of August 26, 2004 (the “Effective Date”) by and between Cornell Capital Partners, LP (the “Pledgee”), Elbit Vision Systems, Ltd. (the “Borrower”) and Butler Gonzalez llp, as escrow agent (“Escrow Agent”). All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Documents (as defined herein).

RECITALS:

WHEREAS, on even date herewith, the Pledgee and the Borrower executed that certain Investment Agreement (a copy of which is attached as Exhibit “A”, hereafter referred to as the “Investment Agreement”) and that certain Security Agreement (a copy of which is attached as Exhibit “B”, hereafter referred to as the “Security Agreement”); and

WHEREAS, on even date herewith, the Borrower executed that certain Secured Promissory Note (the “Note”), attached hereto as Exhibit “C”, in favor of the Pledgee in the initial principal amount of Four Million Dollars (US$4,000,000) (the Security Agreement, Investment Agreement, and the Note are hereinafter collectively referred to as the “Documents”); and

WHEREAS, in order to secure the Borrower’s obligations under the Documents, the Borrower has agreed to (i) pledge and escrow 2,500,000 newly issued restricted Ordinary Shares (the “Shares”) to the Pledgee and (ii) escrow 5,555,555 Ordinary Shares (the “Registered Shares”) that are registered on an effective registration statement on Form F-2 filed with the Securities and Exchange Commission on May 3, 2004, in each case simultaneously with the execution of the Documents and pursuant to the terms of this Agreement; and

WHEREAS, Borrower and Pledgee have agreed upon the identity of the Escrow Agent and upon the form of this Agreement; and

WHEREAS, the Escrow Agent has consented to act under this Agreement for the purposes herein provided.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1

TERMS AND CONDITIONS

1.  Pledge and Transfer of Pledge Shares.

1.1.  Borrower hereby grants to Pledgee a security interest in the 2,500,000 Shares as security for Borrower’s obligations under the Documents. Simultaneously with the execution of this Agreement and the closing of the transactions contemplated under the Documents, Borrower shall deliver to the Escrow Agent stock certificates representing the Shares, together with duly executed stock powers or other appropriate transfer documents executed in blank by Borrower (the “Transfer Documents ”), and such stock certificates and Transfer Documents shall be held by the Escrow Agent until the Company files with the Securities and Exchange Commission the New Registration Statement in accordance with Section 2.1 of the Investment Agreement.

1.2.  Borrower hereby grants Pledgee a further security interest in any stock rights, rights to subscribe, stock dividends, new securities, or other property (excluding cash dividends) to which said Borrower is or may hereafter become entitled to receive on account of the Shares originally pledged hereunder. In the event Borrower receives additional property of such nature (“Additional Pledged Property”), Borrower shall immediately deliver such Additional Pledged Property to the Escrow Agent to be held by the Escrow Agent in the same manner and on the same terms as the Shares originally pledged hereunder.

2.  Title to Pledge Shares. From the Effective Date, subject only to the security interest of Pledgee created hereunder, the Escrow Agent shall be the legal and record owner of the Shares. However, the Escrow Agent shall not be entitled to vote the Shares. Upon the occurrence of an Event of Default (as defined herein), the Pledgee shall be entitled to vote the Shares, to receive dividends and other distributions thereon, and to enjoy all other rights and privileges incident to the ownership of the Shares.

3.  Release of Shares from Pledge. Promptly upon the filing of a registration statement with the SEC to register 14,444,445 Ordinary Shares pursuant to a certain Standby Equity Distribution Agreement dated as of March 30, 2004 by and between the Pledgee and the Borrower, the parties hereto shall notify the Escrow Agent to such effect in writing. Upon receipt of such written notice, the Escrow Agent shall return to the Borrower or a designee appointed by the Borrower, the Transfer Documents, the certificates representing the Pledge Shares, and any Additional Pledged Property (collectively, the “Pledged Materials”), whereupon any and all rights of Pledgee in the Shares and any Additional Pledged Property shall be terminated. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall have no obligation pursuant to the preceding sentence if there is an Event of Default. Notwithstanding anything to the contrary contained herein, upon full payment of all amounts due to the Pledgee under the Documents, this Agreement and Pledgees’ security interest and rights in and to the Shares, shall terminate.

4.  Escrow of Registered Shares.

2

4.1.  On the date hereof, the Borrower shall deliver in escrow to the Escrow Agent (i) the Registered Shares and (ii) 42 Advance Notices for aggregate Advances of $4,200,000. The Registered Shares shall be delivered by DWAC to a brokerage account maintained by the Escrow Agent. Six Trading Days prior to the due date of each installment due to the Pledgee under the Note, the Escrow Agent shall deliver to the Pledgee one Advance Notice in an amount equal to the weekly installment due by the Borrower to the Pledgee under Section 2(b) of the Note. On the due date of each installment, the Escrow Agent shall deliver to the Pledgee the number of Ordinary Shares that relates to such Advance as set forth in the Note, which shall be calculated pursuant to the terms of the Standby Equity Distribution Agreement. For example, on the first Monday following the SEC filings required to be made by the Company pursuant to Section 2.3 of the Investment Agreement, the Escrow Agent shall deliver to the Pledgee an Advance for $42,000 (i.e., the amount of the installment due on the settlement date which is 7 calendar days later). On the settlement date, the Escrow Agent shall calculate the number of Ordinary Shares to be issued to the Pledgee under the terms of the Standby Equity Distribution Agreement and shall issue such Ordinary Shares to the Pledgee on such date. The Escrow Agent shall repeat this process on a weekly basis until the Full Amount (as defined in the Promissory Note) is repaid. Notwithstanding the forgoing, the Escrow Agent shall only deliver the seven Advance Notices in the amount of $285,714.29 in an Event of Default, and only then in accordance with the provisions of Section 4.2 herein.

4.2.  Upon an Event of Default, the Escrow Agent shall accelerate the delivery of the Advance Notices and shall deliver such number of Advance Notices every five (5) Trading Days that equals the Maximum Advance Amount under the Standby Equity Distribution Agreement, as is required in order to repay the Full Amount.

4.3.  Upon the repayment of the Full Amount, the Escrow Agent shall promptly return any unused Advances and Ordinary Shares to the Borrower.

4.4.  The instructions to the Escrow Agent pursuant to this Section 4 are irrevocable and the Borrower covenants and agrees that it shall revoke or attempt to revoke such instructions. The Escrow Agent is expressly authorized to disregard any such revocation or attempt to revoke and shall have no liability whatsoever in carrying out these instructions, other than in the event of gross negligence or willful misconduct.

5.  Event of Default. Each of the following events shall constitute a default under this Pledge and Escrow Agreement (each an “Event of Default”):

(i)	Failure to pay when due any payment of principal or interest due on the Note or any fee, expense, other sum due hereunder; provided that the Pledgee has delivered to the Borrower a notice of Event of Default (a “Notice of Default”) and such event has not been remedied within seven days of the date of such Notice of Default; or

(ii)	Any default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed under this Pledge and Escrow Agreement, the Investment Agreement, Security Agreement, Note, Irrevocable Transfer Agent Instructions or any other document, note, agreement, mortgage, security agreement, instrument or understanding with, held by, or executed in favor of the Pledgee by the Borrower, ScanMaster, or, EVS US Inc.; provided that the Pledgee has delivered to the Borrower a Notice of Default and such event has not been remedied within seven days of the date of such Notice of Default; or

3

(iii)	The Borrower shall: (1) make a general assignment for the benefit of its creditors; (2) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or all or substantially all of its assets and properties; (3) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (4) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (5) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (6) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction; or

(iv)	Any case, proceeding or other action shall be commenced against the Borrower for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 5(iii) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Borrower, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Borrower, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days.

6.  Remedies. Upon the occurrence of the Event of Default, Pledgee shall provide written notice of such Default (the “Default Notice”) to the Escrow Agent, with a copy to the Borrower. Within five (5) days of receipt of the Default Notice, the Escrow Agent shall deliver to Pledgee the Pledged Materials held by the Escrow Agent hereunder, whereupon Pledgee may exercise all rights and remedies of a secured party with respect to such property as may be available under the Uniform Commercial Code as in effect in the State of New Jersey.

7.  Registered Shares. On the date hereof, Borrower shall deliver in escrow to the Escrow Agent (i) the Registered Shares pursuant to the terms of the Investment Agreement and (ii) 42 Advance Notices under the Standby Equity Distribution Agreement for an aggregate amount of $4,200,000. The Escrow Agent shall disburse one Advance Notice every seven (7) calendar days commencing on the first Monday following the SEC filings required to be made by the Company pursuant to Section 2.3 of the Investment Agreement. Further, the net proceeds under the Standby Equity Distribution Agreement shall be disbursed by the Escrow Agent to the Pledgee and shall be applied by the Pledgee to the amounts due under this Note. Upon repayment of all amounts due hereunder, the Escrow Agent shall promptly disburse to the Borrower any unused Advances Notices.

8.  Concerning the Escrow Agent.

8.1.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

8.2.  The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner, and execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority, or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of such certificates, monies, instruments, or other documents received by it as such escrow Pledgee, and for the disposition of the same in accordance with the written instruments accepted by it in the escrow.

8.3.  Pledgee and Borrower hereby agree, jointly and severally, to defend and indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits, or proceedings at law or in equity, or any other expenses, fees, or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement, except where arising out of willful misconduct or gross negligence; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including attorneys’ fees and costs of defending any action, suit, or proceeding or resisting any claim (and any costs incurred by the Escrow Agent pursuant to Sections 6.4 or 6.5 hereof). The Escrow Agent shall be vested with a lien on all property deposited hereunder, for indemnification of attorneys’ fees and court costs regarding any suit, proceeding or otherwise, or any other expenses, fees, or charges of any character or nature, which may be incurred by the Escrow Agent by reason of disputes arising between the makers of this escrow as to the correct interpretation of this Agreement and instructions given to the Escrow Agent hereunder, or otherwise, with the right of the Escrow Agent, regardless of the instructions aforesaid, to hold said property until and unless said additional expenses, fees, and charges shall be fully paid. Any fees and costs charged by the Escrow Agent for serving hereunder shall be paid by the Borrower, which fees and costs are specified in the Standby Equity Distribution Agreement.

8.4.  If any two parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, at its sole discretion deposit the Pledged Materials with the Clerk of the Circuit Court of Hudson County, New Jersey, and, upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully cease and terminate. The Escrow Agent shall be indemnified by the Borrower and Pledgee for all costs, including reasonable attorneys’ fees in connection with the aforesaid proceeding, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final decision or other settlement in the proceeding is received.

5

8.5.  The Escrow Agent may consult with counsel of its own choice (and the costs of such counsel shall be paid by Borrower and Pledgee) and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any mistakes of fact or error of judgment, or for any actions or omissions of any kind, unless caused by its willful misconduct or gross negligence.

8.6.  The Escrow Agent may resign upon thirty (30) days’ written notice to the parties in this Agreement. If a successor Escrow Agent is not appointed within this thirty (30) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor.

9.  Conflict Waiver. Borrower acknowledges and agrees that the Escrow Agent is solely representing the Pledgee in connection with this Agreement and all of the other Documents and Borrower waives any objection it might have with respect to the Escrow Agent acting as the Escrow Agent pursuant to this Agreement.

10.  Notices. Unless otherwise provided herein, all demands, notices, consents, service of process, requests and other communications hereunder shall be in writing and shall be delivered in person or by overnight courier service, or mailed by certified mail, return receipt requested, addressed:

Cornell Capital Partners, LP
If to the Pledgee:	101 Hudson Street -Suite 3700
Jersey City, NJ 07302
Attention: Mark Angelo
Portfolio Manager
Telephone: (201) 985-8300
Facsimile: (201) 985-8266

6

Cornell Capital Partners, LP
With a copy to:	101 Hudson Street -Suite 3700
Jersey City, NJ 07302
Attention: Troy J. Rillo, Esq.
Senior Vice President
Telephone: (201) 985-8300
Facsimile: (201) 985-8266

Elbit Vision Systems Ltd.
If to the Borrower:	New Industrial Park
Post Office Box 140
Yokneam
Israel
Attention: Yaky Yanay CFO
Telephone: +972-4-993-6414
Facsimile: +972-4-993-6450

Yigal Arnon & Co
With a copy to:	Azrieli Center
Tel Aviv
Israel
Attention: Adrian Daniels, Adv
Telephone: +972-3-608-7864
Facsimile: +972-3-608-7714

Any such notice shall be effective (a) when delivered, if delivered by hand delivery or overnight courier service, (b) upon receipt, when sent via facsimile (provided conformation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) upon expiration of three (3) days following the date sent if sent by Federal Express (or similar overnight courier service).

11.  Binding Effect. All of the covenants and obligations contained herein shall be binding upon and shall inure to the benefit of the respective parties, their successors and assigns.

12.  Governing Law; Venue; Service of Process. The validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed wholly within that state except to the extent that Federal law applies. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state or Federal courts located in Hudson County, New Jersey, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum. The parties hereto specifically agree that service of process may be made, and such service of process shall be effective if made, pursuant to Section 8 hereto.

7

13.  Enforcement Costs. If any legal action or other pro-ceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresenta-tion in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including, without limita-tion, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

14.  Remedies Cumulative. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or here-after existing at law, in equity, by statute, or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

15.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

16.  No Penalties. No provision of this Agreement is to be interpreted as a penalty upon any party to this Agreement.

17.  JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED WITH THE DEALINGS BETWEEN PLEDGEE AND BORROWER, THIS PLEDGE AND ESCROW AGREEMENT OR ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PLEDGEE ENTERING INTO THIS PLEDGE AND ESCROW AGREEMENT EXTENDING THE LOAN EVIDENCED BY THIS NOTE AND IN ENTERING INTO THE SECURITY DOCUMENTS.

8

IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge and Escrow Agreement as of the date first above written.

Pledgee:

CORNELL CAPITAL PARTNERS, LP

By: Yorkville Advisors, LLC
Its: General Partner

By:
Name: Mark Angelo
Title: Portfolio Manager

Borrower:

ELBIT VISION SYSTEMS, LTD.
By:
Name:
Title:

Escrow Agent:

BUTLER GONZALEZ LLP

By:
Name: David Gonzalez, Esq.
Title: Partner

9

EXHIBIT “A”

INVESTMENT AGREEMENT

10

EXHIBIT “B”

SECURITY AGREEMENT

B-1

EXHIBIT “C”

NOTE

D-1